Crowe Horwath™

Horwath Vélez & Co. PSC
Member Crowe Horwath International

Centro Internacional de Mercadeo
100 Carr 165, Suite 410
Guaynabo, PR 00968-8051
Tel: (787) 625-1800
Fax: (787) 625-1812
www.crowehorwath.net/pr

EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Reg. Nos. 333-192744 and 333-199153) of our report relating to the consolidated financial statements of PHARMA-BIO SERV, INC. and its subsidiaries (the "Company"), dated January 29, 2018, appearing in the Annual Report on Form 10-K of the Company for the year ended October 31, 2017.

Horwath Vélez & Co. PSC

Horwath Velez & Co. PSC

Guaynabo, Puerto Rico
January 29, 2018

Stamp number E252481 was affixed to the original of this report.